UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	August 6, 2007

Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)

(414) 342-4680
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (d)     Effective August 6, 2007, the Board of Directors (the “Board”) of Harley-Davidson, Inc. (the “Company”) voted to increase the size of the Board from ten persons to eleven persons and to elect Jochen Zeitz as a new director to fill the vacancy created by such increase. Mr. Zeitz will serve as a Class II director with a term expiring at the Company’s 2008 annual meeting of shareholders.

        In addition to electing Mr. Zeitz as a director, the Board appointed Mr. Zeitz to the Board’s Nominating and Corporate Governance Committee and its Human Resources Committee.

        Since 1993, Mr. Zeitz has served as Chairman and Chief Executive Officer of Puma AG, which develops and markets a broad range of sport and lifestyle products including footwear, apparel and accessories. From 1993-2005, Mr. Zeitz also served as Puma AG’s Chief Financial Officer. Mr. Zeitz, who attended the European Business School, worked for Colgate-Palmolive in New York and Hamburg prior to joining Puma AG in 1990.

        The Company’s Director Compensation Policy is applicable to Mr. Zeitz as a non-employee director. In connection with Mr. Zeitz’s election to the Board, Mr. Zeitz will receive a pro rata portion of the current $100,000 annual retainer that the Company pays to non-employee directors, at least 50% of which will be paid in shares of the Company’s common stock and/or share units pursuant to an election of Mr. Zeitz under the Company’s Director Stock Plan. In addition, Mr. Zeitz will receive a grant of 1,000 share units, each representing the value of one share of the Company’s common stock, pursuant to the Company’s Director Stock Plan.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.
Date: August 10, 2007	By: /s/ Gail A. Lione
Gail A. Lione
Vice President, General Counsel and Secretary